EXHIBIT 99.1
THE PNC FINANCIAL SERVICES GROUP, INC.
EMPLOYEE STOCK PURCHASE PLAN
(as amended and restated as of January 1, 2009)
ARTICLE I. PURPOSE AND SCOPE OF THE PLAN
     1.1. Purpose. The PNC Financial Services Group, Inc. Employee Stock Purchase Plan is intended to encourage employee participation in the ownership and economic progress of the Corporation. The Plan as set forth herein is effective for Option Periods beginning on or after January 1, 2009, and it supersedes and replaces in its entirety the prior Employee Stock Purchase Plan (the “Prior Plan”), as originally established effective as of June 1, 2003 and as amended and restated from time to time thereafter, with respect to any such Option Period. The Plan as in effect prior to this amendment and restatement shall govern any Option Period beginning prior to January 1, 2009.
     1.2. Definitions. Unless the context clearly indicates otherwise, the following terms have the meaning set forth below:
     Board of Directors or Board means the Board of Directors of the Corporation.
     Code means the Internal Revenue Code of 1986, as amended.
     Common Stock means shares of the common stock, par value $5.00 per share, of the Corporation.
     Compensation means the regular remuneration paid to an Employee by the Corporation or Designated Subsidiary which: (i) in the case of an Employee who receives commission income, means commissions; and (ii) in the case of any other Employee, means any base salary or wage amount paid to an Employee by the Corporation or a Designated Subsidiary that would be included in the Employee’s U.S. taxable income but for the fact that such amount was contributed by the Employee to a tax-qualified plan pursuant to an elective deferral under Section 401(k) of the Code, was contributed by the Employee under a flexible benefit arrangement described in Section 125 of the Code, or was deferred by the Employee’s election pursuant to the terms of the Corporation’s SISP or any successor plan to the SISP.
     Continuous Service means the period of time, uninterrupted by a termination of employment, that an Employee has been employed by the Corporation and/or a Designated Subsidiary immediately preceding an Offering Date. Such period of time will include any approved leave of absence.
     Corporate Retirement Plans means the department of the Corporation responsible for the day-to-day administration of and recordkeeping for the Plan.
     Corporation means The PNC Financial Services Group, Inc.
     Designated Subsidiary means any Subsidiary that has been designated by the Plan Committee to participate in the Plan.
     Employee means any individual classified by the Corporation or a Designated Subsidiary as an employee.

     Exercise Date means June 30 and December 31 of each Plan Year.
     Fair Market Value as it relates to a share of Common Stock as of any given date means the closing trading price on the New York Stock Exchange (or such successor reporting system as the Corporation may select) for a share of Common Stock on such date (as reported by The Wall Street Journal), or, if no Common Stock trades have been reported for that day, the average of such closing prices for the next preceding day and the next following day for which there were reported trades.
     ISP means the Corporation’s Incentive Savings Plan.
     Offering Date means July 1 and January 1 of each Plan Year.
     Option Period or Period means the period beginning on an Offering Date and ending on the next succeeding Exercise Date.
     Option Price means the purchase price of a share of Common Stock hereunder as provided in Section 3.1.
     Participant means any Employee who (i) is eligible to participate in the Plan under Section 2.1 hereof and (ii) elects to participate.
     Plan means the Corporation’s Employee Stock Purchase Plan, which is the Plan set forth in this document, as the same may be amended from time to time in accordance with the terms of Section 6.3.
     Plan Account or Account means the account established and maintained under the Plan in the name of the Participant.
     Plan Committee means a committee of officers of the Corporation and/or Designated Subsidiaries appointed by the Board of Directors or the Personnel and Compensation Committee of the Board, which committee of officers will administer the Plan as provided in Section 1.3.
     Plan Year means the twelve (12) consecutive month period beginning on January 1 and ending on the following December 31.
     “Retire,” “Retires,” or “Retirement” means termination of Participant’s employment with the Corporation or a Designated Subsidiary at any time and for any reason (other than termination by reason of the Participant’s death or by the Corporation or a Designated Subsidiary for cause and, if the Plan Committee so determines prior to such divestiture, other than by reason of termination in connection with a divestiture of assets or a divestiture of one or more subsidiaries of the Corporation) on or after the date on which Participant attains age fifty-five (55) and completes five (5) years of service, where a year of service is determined in the same manner as the determination of a year of vesting service calculated under the provisions of The PNC Financial Services Group, Inc. Pension Plan.
     RSP means the PNC Global Investment Servicing Retirement Savings Plan.
     SISP means the Corporation’s Supplemental Incentive Savings Plan.
     Subsidiary means any company in which the Corporation owns, directly or indirectly, shares possessing 50% or more of the total combined voting power of all classes of stock.
     1.3. Administration of Plan; Delegation. Subject to oversight by the Board of Directors or the Board’s Personnel and Compensation Committee, the Plan Committee will have the authority to administer the Plan and to make and adopt rules and regulations not inconsistent with the provisions of the Plan or the Code. The Plan Committee or the Plan Manager, if any, will adopt the form of all notices required hereunder. Its interpretations and decisions in respect to the Plan will, subject as aforesaid, be final and conclusive. The Plan Committee will have the authority to appoint an Employee as Plan Manager and to delegate to the Plan Manager such authority with respect to the administration of the Plan as the Plan Committee, in its sole discretion, deems advisable from time to time.
     The Board or the Personnel and Compensation Committee of the Board may, in its sole discretion, delegate authority hereunder, including but not limited to delegating authority to amend, administer, interpret, construe or vary the Plan, to the extent permitted by applicable law or administrative or regulatory rule.
     1.4. Effective Date of Plan. The effective date of the Plan is January 1, 2009.
     1.5. Extension or Termination of Plan. The Plan will continue in effect through and including December 31, 2013, unless terminated prior thereto pursuant to Section 4.3 or by the Board of Directors or the Personnel and Compensation Committee of the Board, each of which will have the right to extend the term of or terminate the Plan at any time. Upon any such termination, the balance, if any, in each Participant’s Account will be refunded to the Participant, or otherwise disposed of in accordance with policies and procedures prescribed by the Plan Committee in cases where such a refund may not be possible.
ARTICLE II. PARTICIPATION
     2.1 Eligibility. Effective beginning with the Option Period commencing on January 1, 2009, each full-time Employee or rehired Employee, including those serving on the Plan Committee or serving as Plan Manager, who on an Offering Date will have at least six (6) months of Continuous Service, and each part-time Employee (excluding peak-time employees who were not otherwise previously participating in the Plan or the Prior Plan as full or part-time employees) or rehired Employee who on an Offering Date will have at least twelve (12) months of Continuous Service, may become a Participant by filing a notice with Corporate Retirement Plans prior to such Offering Date. Participants who participated in the Prior Plan will continue to participate in this Plan pursuant to the same elections made under the Prior Plan until they make elections in accordance with Section 2.2 or otherwise withdraw or are terminated in accordance with Article V. No Employee may participate in the Plan if said Employee, immediately after an Offering Date, would be deemed for purposes of Section 423(b)(3) of the Code to possess 5% or more of the total combined voting power or value of all classes of stock of the Corporation or any Subsidiary.
     2.2 Payroll Deductions. Payment for shares of Common Stock purchased hereunder will be made by authorized payroll deductions from each payment of Compensation in accordance with instructions received from a Participant. Said deductions will be expressed as a whole number percentage that is at least 1% but not more than 10%. A Participant may not increase or decrease the percentage deduction during an Option Period. However, a Participant may change the percentage deduction for any subsequent Option Period by filing notice thereof with Corporate Retirement Plans prior to the Offering Date on which such Option Period commences. During an Option Period, a Participant may discontinue payroll deductions but have the payroll deductions previously made during that Option Period remain in the Participant’s Account to purchase Common Stock on the next Exercise Date, provided that he or she is an Employee as of that Exercise Date. Payroll deductions may be automatically suspended if, during a Plan Year, a Participant has reached any applicable limit imposed by law or has taken a hardship withdrawal from the ISP or RSP. For Participants that have been suspended due to reaching any applicable limits imposed by law, payroll deductions will recommence at the same percentage at the beginning of the next Plan Year if the Participant continues to be eligible to participate and has not elected to discontinue deductions. Participants suspended because of a hardship withdrawal are eligible to enroll for any subsequent offering period. Any amount remaining in the Participant’s Account after the purchase of Common Stock will be carried over to the next Offering Period unless the Participant submits a request to discontinue payroll deductions to Corporate Retirement Plans. Any Participant who discontinues payroll deductions during an Option Period may again become a Participant for a subsequent Option Period by filing a notice in accordance with Section 2.1. Amounts deducted from a Participant’s Compensation pursuant to Section 2.2 will be credited to the Participant’s Account.
ARTICLE III. PURCHASE OF SHARES
     3.1 Option Price. Effective beginning with the Option Period commencing on January 1, 2009, the Option Price per share of the Common Stock sold to Participants under the Plan will be 95% of the Fair Market Value of such share on the Exercise Date of the Option Period; provided, however, in no event will the Option Price per share be less than the par value of the Common Stock.
     3.2 Purchase of Shares. On each Exercise Date, the amount in a Participant’s Account will be charged with the aggregate Option Price of the largest number of whole shares of Common Stock which can be purchased with said amount. Shares of Common Stock purchased by a Participant on any Exercise Date will be issued in the manner most recently elected by the Participant and on file with Corporate Retirement Plans.
     3.3 Limitations on Purchase. No Participant’s purchase of Common Stock under the Plan will exceed the limitations imposed by Section 423(b)(8) of the Code.
     3.4 Transferability of Rights. Only Participants can exercise rights to purchase shares hereunder. Such rights are not transferable.
ARTICLE IV. PROVISIONS RELATING TO COMMON STOCK
     4.1 Common Stock Reserved. As of January 1, 2009, there will be 2,000,000 shares of Common Stock authorized and reserved for use in accordance with the Plan, subject to adjustment in accordance with Section 4.2, in addition to the shares previously authorized and issued under the Plan. The 2,000,000 shares of Common Stock authorized and reserved for issuance hereunder includes all of the shares authorized and reserved for issuance under the Prior Plan for Option Periods beginning prior to January 1, 2009 but that were not issued thereunder (“Unissued Shares”), plus additional shares, which, when added to the Unissued Shares, total 2,000,000 shares. The aggregate number of shares which may be purchased thereafter under the Plan will not exceed the number of shares reserved for the Plan.
     4.2 Adjustment for Changes in Common Stock. Upon the occurrence of a corporate transaction or transactions (including, without limitation, stock dividends, stock splits, spin-offs, split-offs, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation (each, a “Corporate Transaction”)), the Plan Committee shall make those adjustments, if any, in (i) the number, class or kind of shares or other securities that may be reserved for purchase, or purchased, hereunder, and (ii) the Option Price that it deems appropriate in its discretion to reflect the Corporate Transaction(s) such that the rights of Participants are neither enlarged nor diminished as a result of such Corporate Transaction or Transactions. All determinations hereunder shall be made by the Plan Committee in its sole discretion and shall be final, binding and conclusive for all purposes on all parties, including without limitation the Participants. The Corporation shall determine the manner in which any fractional shares will be treated.
     4.3 Insufficient Shares. If the aggregate funds available for the purchase of Common Stock on any Exercise Date would cause an issuance of shares in excess of the number provided for in Section 4.1, then (i) the Plan Committee will proportionately reduce the number of shares which would otherwise be purchased by each Participant in order to eliminate such excess and (ii) the Plan will automatically terminate immediately after such Exercise Date.
     4.4 Confirmation. Each purchase of Common Stock hereunder will be confirmed in writing to the Participant. A record of purchases will be maintained by appropriate entries on the books of the Corporation.
     4.5 Rights as Shareholders. The shares of Common Stock purchased by a Participant on an Exercise Date will, for all purposes, be deemed to have been issued and sold at the close of business on such Exercise Date. Prior to that time, none of the rights or privileges of a shareholder of the Corporation will exist with respect to such shares.
ARTICLE V. TERMINATION OF PARTICIPATION
     5.1 Voluntary Withdrawal. A Participant may withdraw from the Plan at any time by filing notice of withdrawal prior to the close of business on an Exercise Date. Upon withdrawal, the entire amount, if any, in a Participant’s Account will be refunded to him or to her without interest. Any Participant who withdraws from the Plan may again become a Participant in accordance with Section 2.1.
     5.2 Termination of Eligibility. A Participant who Retires during an Option Period may elect to withdraw the entire cash balance, if any, in the Participant’s Plan Account. If a Participant who Retires during an Option Period has not made a withdrawal election as provided for in the preceding sentence at least fifteen (15) days prior to the next succeeding Exercise Date, any cash balance remaining in the Participant’s Plan Account will be applied toward the purchase of whole shares of Common Stock on the next succeeding Exercise Date and any cash balance remaining in the Participant’s Plan Account after such purchase will be refunded to the Participant without interest.
     If a Participant ceases to be eligible under Section 2.1 during an Option Period because of the Participant’s death while employed by the Corporation or a Designated Subsidiary, the cash balance remaining in the Participant’s Plan Account will be distributed without interest to the Participant’s designated beneficiary or, in the absence of an effective beneficiary designation, to the Participant’s personal representative or, if no personal representative has qualified, to the persons entitled thereto under the laws of descent and distribution. During the Participant’s lifetime, a Participant may file a beneficiary designation with the Corporation in such manner and form as the Corporation may from time to time direct.
     If a Participant ceases to be eligible under Section 2.1 during an Option Period because the Participant’s employer, while remaining a Subsidiary, ceases to be a Designated Subsidiary, then any cash balance remaining in the Participant’s Plan Account at the time such Subsidiary ceases to be a Designated Subsidiary will be applied toward the purchase of whole shares of Common Stock on the next succeeding Exercise Date (unless withdrawn pursuant to Section 5.1) and any cash balance remaining in the Participant’s Plan Account after such purchase will be refunded without interest.
     If a Participant ceases to be eligible under Section 2.1 during an Option Period because the Participant’s employment with the Corporation or a Designated Subsidiary has ended for any other reason, the cash balance remaining in the Participant’s Plan Account will be refunded or distributed without interest to the Participant.
     Notwithstanding the above, in cases where a refund or distribution in accordance with the provisions of Section 5.2 may not be possible or practicable, the cash balance remaining in the Participant’s Plan Account will be disposed of as determined by the Plan Committee.

ARTICLE VI. GENERAL PROVISIONS
     6.1 Notices. Any notice, which a Participant files pursuant to the Plan, shall be made as prescribed by the Plan Committee or the Plan Manager, if any, and will be effective only when such notices are received by Corporate Retirement Plans.
     6.2 Condition of Employment. Neither the creation of the Plan nor participation therein will be deemed to create any right of continued employment or in any way affect the right of the Corporation or a Designated Subsidiary to terminate an Employee’s employment.
     6.3 Amendment of the Plan. The Board of Directors or the Board’s Personnel and Compensation Committee may at any time, or from time to time, amend the Plan in any respect, except that, without approval of the shareholders, no amendment may increase the aggregate number of shares reserved under the Plan other than as provided in Section 4.2, materially increase the benefits accruing to Participants, or materially modify the requirements as to eligibility for participation in the Plan. Any amendment of the Plan must be made in accordance with applicable provisions of the Code and/or any regulations issued thereunder, with any other applicable law or regulations, and with any applicable requirements of the principal exchange upon which the Common Stock is listed.
     6.4 Application of Funds. All funds received by the Corporation by reason of purchases of Common Stock hereunder may be used for any corporate purpose.
     6.5 Legal Restrictions. The Corporation will not be obligated to sell shares of Common Stock hereunder if counsel to the Corporation determines that such sale would violate any applicable law or regulation.
     6.6 Gender. Whenever used herein, use of any gender will be applicable to both genders.
     6.7 Governing Law. The Plan and all rights and obligations thereunder will be constructed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws provisions, and any applicable provisions of the Code and the related regulations.